EXHIBIT 10.2

SUMMARY OF CHIEF EXECUTIVE OFFICER COMPENSATION

Our Chief Executive Officer, Phillip G. Norton, receives an annual salary in the amount of $400,000.  He is also a participant in our Executive Incentive Plan for the fiscal years ending March 31, 2009 and March 31, 2010.  Pursuant to the Executive Incentive Plan, Mr. Norton’s cash incentive compensation for each of those fiscal years can range from 0% to a maximum of 50% of his base salary.  Mr. Norton is also entitled to certain other benefits on the same terms as our employees, including medical insurance, death and long-term disability benefits, the reimbursement of employment-related expenses and our 401(k) program.  He may also be entitled to additional benefits upon the termination of his employment.